Exhibit 107

Calculation of Filing Fees Table

FORM S-8
(Form Type)

Commerce Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $5.00 per share	457(c) and 457(h)(2)	4,686,671	$55.48	(3)	$260,016,507.08	$0.00011020	$28,653.82
Total Offering Amounts						$260,016,507.08		$28,653.82
Total Fees Previously Paid								--
Total Fee Offsets								--
Net Fee Due								$28,653.82

1. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to register and cover any additional shares of Common Stock that may be issued under the Commerce Bancshares, Inc. Equity Incentive Plan (the “Equity Plan”) pursuant to the anti-dilution provisions of such plan as the result of any stock split, stock dividend or similar transaction, and such lesser amount of shares of Common Stock that may be issued under the Equity Plan as a result of any reverse stock split, stock combination or similar transaction.

2. Represents shares of the Registrant’s Common Stock issuable under the Equity Plan that have not previously been registered.

3. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933 and based upon the average of the high and low sales prices of a share of the Common Stock of Commerce Bancshares, Inc. as reported by Nasdaq on May 1, 2023.